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                                                                     EXHIBIT-4.2

                      INDEMNIFICATION AND ESCROW AGREEMENT

        THIS INDEMNIFICATION AND ESCROW AGREEMENT (this "Agreement") is dated as of August ___, 1998, by and among Data Dimensions, Inc., a Delaware corporation ("Parent"), DS Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), ST Labs, Inc., a Washington corporation (the "Company"), Robert Arnold, Jr. and Tye Minckler (referred to collectively as the "Principal Shareholders" and individually as a "Principal Shareholder"), ChaseMellon Shareholder Services, Inc. (the "Escrow Agent") and Tye Minckler (the "Indemnification Representative"). Except as otherwise defined herein, capitalized terms have the same meaning ascribed to them in the Agreement and Plan of Reorganization entered into as of July ___, 1998 by and among Parent, Merger Sub, the Company and the Principal Shareholders (the "Merger Agreement").

                                    RECITALS:

        WHEREAS, the execution and delivery of this Agreement is a condition to each party's execution and performance of the Merger Agreement;

        WHEREAS, pursuant to Section 1.8.2 of the Merger Agreement, shares of Parent Common Stock representing approximately ten percent (10%) of the aggregate number of Exchange Shares shall be delivered on behalf of the Company Shareholders to the Escrow Agent, to be held by the Escrow Agent upon the terms and conditions set forth herein as security for potential Losses (as defined in Section 1.1(a) hereof) incurred by the Parent Parties; and

        WHEREAS, pursuant to Section 1.8.2 of the Merger Agreement, Tye Minckler has been duly appointed as Indemnification Representative.

        NOW, THEREFORE, in consideration of the premises and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                 INDEMNIFICATION

        1.1 Indemnity Obligations. Subject to the terms and conditions of this Agreement, the indemnity obligation of the Company Shareholders, the Principal Shareholders and Parent shall be as follows:

        (a) Indemnity by Company Shareholders. The Company Shareholders shall indemnify and hold harmless Parent and its officers, directors and affiliates (including the Surviving Corporation) (collectively, the "Parent Parties") from and against any claims, liabilities, damages, deficiencies, costs and expenses, including reasonable attorney fees and expenses, and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") which any Parent Party may suffer, sustain or become subject to by reason of or resulting from (i) any breach by the Principal Shareholders or the Company of any covenant or agreement set forth in the Merger Agreement or any instrument delivered pursuant to the Merger Agreement or (ii) any inaccuracy in any representation or warranty of the Company or the Principal Shareholders contained in the Merger Agreement or any other


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instrument delivered pursuant to the Merger Agreement (each as modified by the
Company Disclosure Schedule).

        (b) Indemnity by Principal Shareholders. The Principal Shareholders shall jointly and severally indemnify and hold harmless the Parent Parties from and against all Losses which any Parent Party may suffer, sustain, or become subject to by reason of or resulting from any inaccuracy in the representations and warranties contained in Sections 2.2, 2.4, 2.8 and 2.26 of the Merger Agreement (each as modified by the Company Disclosure Schedule); provided, however, that the Principal Shareholders shall have no obligation to the Parent Parties under this Section 1.1(b) until the first to occur of (i) the Escrow Termination Date (as defined in Section 1.3(a) hereof), or (ii) the date all Indemnification Escrow Shares have been delivered to Parent in satisfaction of other Indemnification Claims (as defined in Section 1.1(d) hereof). The obligation of the Principal Shareholders under this Section 1.1(b) is in addition to their respective obligations under Section 1.1(a).

        (c) Indemnity by Parent. Parent shall indemnify and hold harmless the Company Shareholders from and against all Losses which the Company Shareholders may suffer, sustain, or become subject to by reason of or resulting from (i) any breach by the Parent or Merger Sub of any covenant or agreement set forth in the Merger Agreement or any instrument delivered pursuant to the Merger Agreement, or (ii) any inaccuracy in a representation or warranty of Merger Sub or Parent contained in the Merger Agreement or any other instrument delivered pursuant to the Merger Agreement (each as modified by the parent Disclosure Schedule).

        (d) Definitions. The assertion that a party has suffered a Loss is hereinafter referred to as an "Indemnification Claim", the party seeking indemnification is hereinafter referred to as an "Indemnified Party", and the person from whom indemnification is sought is hereinafter referred to as an "Indemnifying Party".

        1.2 Limitations. The indemnification provided for in Section 1.1 hereof shall be subject to the following limitations.

        (a) Limit on Company Shareholders' Indemnity. Except as provided in
Section 1.2(b) hereof, the Company Shareholders' total liability for indemnification under Section 1.1(a) shall be limited to the Indemnification Escrow Shares and the Company Shareholders shall not be liable for any Loss for which a Notice of Claim (as defined in Section 1.3(a)) has not been given on or prior to the Escrow Termination Date (as defined in Section 1.3(a)). In addition, the Company Shareholders shall not be liable for indemnification of any Parent Party under Section 1.1(a) unless the aggregate amount of all Losses incurred by all Parent Parties and otherwise subject to Section 1.1(a) exceeds $50,000 (the "Parent Threshold").

        (b) Limit on Principal Shareholders' Indemnity. The Principal Shareholders' total liability for indemnification under Section 1.1(b) shall not exceed One Million Dollars ($1,000,000); such amount is in addition to and shall be determined exclusive of the Principal Shareholders' aggregate Percentage Interest (as defined in Section 2.2 hereof) in any Indemnification Escrow Shares delivered to Parent hereunder. The Principal Shareholders shall not be liable for indemnification of any Parent Party under Section 1.1(b) unless the aggregate amount of all Losses incurred by all Parent Parties (including Losses for which indemnity is


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obtained under Section 1.1(a)) exceeds $25,000 (the "Principal Shareholder
Threshold"). In addition, the Principal Shareholders shall not be liable for any Loss for which a Notice of Claim has not been given on or prior to the five-year anniversary of the Effective Time.

        (c) Limit on Parent Indemnity. Parent's total liability for indemnification under Section 1.1(c) shall not exceed One Million Dollars ($1,000,000) and Parent shall not be liable for any Loss for which a Notice of Claim has not been given on or prior to the one-year anniversary of the Effective Time. In addition, Parent shall not be liable for indemnification of the Company Shareholders under Section 1.1(c) unless the aggregate amount of all Losses incurred by the Company Shareholders and otherwise subject to Section 1.1(c) exceeds $50,000 (the "Company Threshold").

        1.3 Parent Party Claims.

        (a) Delivery of Notice of Claim. At any time after obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, an Indemnification Claim under Section 1.1(a) or 1.1(b), Parent may give written notice of such Indemnification Claim ("Notice of Claim") to the Indemnifying Party. Parent shall give the Notice of Claim to the Indemnification Representative and the Escrow Agent if the Notice of Claim is given prior to 5:00 p.m., Pacific time, on the one-year anniversary of the Effective Time (the "Escrow Termination Date"). Parent shall deliver the Notice of Claim to the Principal Shareholders if the Notice of Claim is given after the earlier to occur of (x) the Escrow Termination Date or (y) the date all Indemnification Escrow Shares have been delivered to Parent in satisfaction of other Indemnification Claims. A Notice of Claim shall be given by Parent whether or not the Parent Threshold has been reached. In the case of a Claim seeking indemnification under Section 1.1(a), the Notice of Claim must be given on or prior to the Escrow Termination Date. In the case of a Claim seeking indemnification under Section 1.1(b), the Notice of Claim must be given on or prior to the five-year anniversary of the Effective Time.

        (b) Form of Notice. The Notice of Claim shall set forth the amount of the Loss suffered, or which may be suffered, by the Parent Party and in the case of a Notice of Claim seeking indemnity from the Principal Shareholders, the amount to be paid by the Principal Shareholders.

        (c) Distribution of Escrow Shares. Upon receipt of a Notice of Claim at any time after the Parent Threshold has been reached and prior to the Escrow Termination Date, the Escrow Agent shall, subject to the provisions of Section 1.3(d) hereof, deliver to Parent, as promptly as practicable after expiration of the forty-five (45) day notice period set forth in Section 1.3(d) below, a number of Indemnification Escrow Shares equal to the quotient of the amount of the Loss set forth in the Notice of Claim divided by the Parent Average Closing Price (rounded up to the nearest whole share).

        (d) Objections. The Indemnification Representative shall have forty-five
(45) days from the date a Notice of Claim is given within which to object, by written notice of objection given to Parent and the Escrow Agent, to any Indemnification Claim (a "Challenged Claim"). If notice of objection to any such claim is not provided by the Indemnification Representative within such 45-day period, Parent shall give written notice to the Escrow Agent and the


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Indemnification Representative confirming that no such notice has been received, whereupon the validity and stated amount of the claim and, if the Parent Threshold has been met, the number of Indemnification Escrow Shares to be delivered will be deemed to have been accepted (such claims being referred to herein as "Accepted Claims"). If a notice of objection is provided, the Indemnification Representative and Parent shall have sixty (60) days in which they shall attempt to agree on the rights of both parties. If the Indemnification Representative and Parent shall so agree, a memorandum setting forth such agreement shall be prepared and furnished to the Escrow Agent who shall be entitled to rely upon such memorandum. If after 60 days no agreement is reached, the Indemnification Representative and Parent shall submit the matter of a Challenged Claim to arbitration in accordance with Article VI hereof. If a Notice of Claim sets forth a claim or demand asserted by a third party (a "Third Party Claim"), the provisions of Section 1.5(b) shall also apply.

        (e) Claims Against Principal Shareholders. A Principal Shareholder shall have forty-five (45) days from the date a Notice of Claim is given within which to object, by written notice to Parent, to any Indemnification Claim (a "Principal Shareholder Challenged Claim"). If notice of objection to any such claim is not provided by a Principal Shareholder, the validity and stated amount of the claim will be deemed to have been accepted and, if the Principal Shareholder Threshold has been met, payment in the amount of the Loss set forth in the Notice of Claim shall be delivered to Parent not later than five (5) days after the expiration of such 45 day period. The parties shall submit the matter of a Principal Shareholder Challenged Claim to arbitration in accordance with
Article VI hereof. If a Notice of Claim sets forth a Third Party Claim, the provisions of Section 1.5(b) shall also apply.

        1.4 Company Shareholder Claims.

        (a) At any time after obtaining knowledge of any facts, claim or demand which has given rise to, or could reasonably give rise to, an Indemnification Claim under Section 1.1(c), the Indemnification Representative may deliver a Notice of Claim to Parent. The Indemnification Representative shall give a Notice of Claim whether or not the Company Threshold has been reached. The Notice of Claim must be given on or prior to the Escrow Termination Date, and shall set forth the amount of the Loss suffered, or which may be suffered, by the Company Shareholders.

        (b) Upon receipt of a Notice of Claim, Parent shall, subject to the provisions of Section 1.4(c), pay the Indemnification Representative in immediately available funds within five (5) days of the expiration of the forty-five (45) day notice period described in Section 1.4(c) an amount equal to the Loss set forth in the Notice of Claim.

        (c) Parent shall have forty-five (45) days from the date a Notice of Claim is given within which to object, by written notice to the Indemnification Representative, to any Indemnification Claim (a "Parent Challenged Claim"). If Parent does not provide notice of objection to any such claim, the validity and stated amount of the claim will be deemed to have been accepted and payment in the amount of the Loss set forth in the Notice of Claim shall be delivered to the Indemnification Representative not later than five (5) days after the expiration of such 45 day period. The parties shall submit the matter of a Parent Challenged Claim to arbitration in accordance with Article VI hereof. If a Notice of Claim sets forth a Third Party


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Claim, the provisions of Section 1.5(b) shall also apply.

        1.5 Procedural Matters.

        (a) Notice Delivery. So long as the Notice of Claim is given by the Indemnified Party in accordance with Section 1.3(a) or 1.4(a), no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party's right to indemnification hereunder. Notice of Claim shall be deemed to be given as of:

                (x) the second business day after the date of the postmark on the registered or certified mail (postage prepaid, return receipt requested) containing the Notice of Claim; or

                (y) if the Notice of Claim is personally delivered, the date of such personal delivery.

        (b) Third Party Claims. In the event of a Third Party Claim, the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within ten (10) days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to participate in the defense of such Third Party Claim. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the Indemnifying Party. Within ten (10) days of the date a court of competent jurisdiction or arbitrator shall determine that the Indemnified Party is liable for all or a portion of the monetary liability arising out of any Third Party Claim or a settlement is reached, the Indemnifying Party shall pay such claim as if such claim had been accepted in accordance with the other provisions hereof unless an appeal is made in accordance with the next sentence. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond required to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Third Party Claim. The Indemnifying Party and Indemnified Party shall submit disputes regarding any payments due under this Section 1.5(b) to arbitration in accordance with Article VI. The Indemnifying Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be requested in connection therewith.

                                   ARTICLE II
                             ESTABLISHMENT OF ESCROW

        2.1 Escrow Shares. On this date, Parent has executed and delivered to the Escrow Agent a stock certificate in negotiable form representing the Indemnification Escrow Shares. The Escrow Agent acknowledges receipt of the Indemnification Escrow Shares and agrees to hold


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and disburse the Indemnification Escrow Shares for the benefit of Parent and the
Company Shareholders in accordance with the provisions of this Agreement.

        2.2 Shareholder Percentage Interests. Attached as Schedule I hereto is a schedule showing for each Company Shareholder (i) the respective percentage interest (the "Percentage Interest") of each such Company Shareholder in the Indemnification Escrow Shares, and (ii) the corresponding aggregate maximum number of Indemnification Escrow Shares issuable to each Shareholder, subject to the adjustments provided herein.

        2.3 Delivery of IRS Form W-9. Upon the request of the Escrow Agent, each Company Shareholder will deliver to the Escrow Agent such Shareholder's current IRS Form W-8 or 9. Company and Parent will use its reasonable efforts to assist the Escrow Agent in obtaining such IRS Forms W-8 or 9 from the Company Shareholders.

        2.4 Escrow Termination Procedures.

        (a) On the Escrow Termination Date, Parent and the Indemnification Representative shall prepare, execute and deliver to the Escrow Agent a certificate instructing the Escrow Agent as to the number of Indemnification Escrow Shares, if any, to be retained in escrow following the Escrow Termination Date. Such number shall be equal to the quotient of the dollar amount of all Challenged Claims and pending Indemnification Claims which have not been finally determined (collectively, "Pending Claims") divided by the Parent Average Closing Price (rounded up to the nearest whole share). The "dollar amount" of any Pending Claim shall be calculated assuming the maximum possible exposure set forth in the Notice of Claim; provided, however, that, with respect to a Pending Claim for which legal action has not been taken against the Indemnified Party within two years following the Notice of Claim (the "Period"), then the dollar amount of such Pending Claim shall be as agreed upon by Parent and the Indemnification Representative, and if they cannot agree within ninety (90) days of the end of the Period, then such dollar amount shall be determined by arbitration in accordance with Article VI hereof. The Escrow Agent shall retain in escrow after the Escrow Termination Date the number of Indemnification Escrow Shares as are set forth in such certificate of Parent and Indemnification Representative.

        (b) As promptly as practicable after the Escrow Termination Date, the Escrow Agent shall deliver to the Company Shareholders the balance of the Indemnification Escrow Shares not delivered to the Parent Parties or retained in escrow pursuant to Section 2.4(a). Each Company Shareholder shall receive his or her Percentage Interest of such distribution.

        (c) Indemnification Escrow Shares that are not distributed to the Company Shareholders on the Escrow Termination Date because they have been retained pursuant to Section 2.4(a) shall be distributed as follows: Upon receipt by the Escrow Agent of a certificate of Parent and Indemnification Representative setting forth the amount of the final distribution to Parent and confirming that all Pending Claims have been finally determined, the balance of all Indemnification Escrow Shares shall be delivered to the Company Shareholders in accordance with Section 2.4(b).


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                                  ARTICLE III
                         VOTING RIGHTS AND DISTRIBUTIONS

        3.1 Voting Rights; Distributions. Unless and until the Indemnification Escrow Shares are delivered to Parent pursuant to this Agreement, Parent shall cause its stock transfer agent to register such shares in the respective names of the Company Shareholders in accordance with their respective Percentage Interests, who shall be entitled to vote their respective Indemnification Escrow Shares. All cash dividends or distributions of assets declared by Parent with respect to its Common Stock prior to the Escrow Termination Date shall be payable directly to the Company Shareholders as if each had received all of the shares of Parent Common Stock deliverable to such shareholder at the Effective Time of the Merger and no shares had been placed into escrow under this Agreement (subject to reduction to reflect the delivery of Indemnification Escrow Shares to Parent under this Agreement).

        3.2 Additional Shares. All shares of Parent Common Stock relating to Indemnification Escrow Shares still held by the Escrow Agent under this Agreement and resulting from conversion, stock dividend, stock split, reclassification, recapitalization or corporate reorganization of Parent, shall be delivered to the Escrow Agent when deliverable to holders of other outstanding shares of Parent Common Stock, shall be allocated according to the Percentage Interest of each Company Shareholder and shall constitute additional Indemnification Escrow Shares.

        3.3 Interest in Escrow Shares. The interest of the Company Shareholders in the Indemnification Escrow Shares (until released to them hereunder) is nonassignable and shall be transferable only by operation of law.

                                   ARTICLE IV
                       THE INDEMNIFICATION REPRESENTATIVE

        4.1 Appointment and Replacement. As long as there are shares held in escrow pursuant to this Agreement, the Company Shareholders, and each of them, will be represented by the Indemnification Representative who is empowered to give any and all notices and instructions and take any and all action for and on behalf of the Company Shareholders, and each of them, under this Agreement. The Company Shareholders will have the right to remove the Indemnification Representative and, upon such removal or, in the event of the Indemnification Representative's death or resignation, to appoint as the new Indemnification Representative any Company Shareholder at any time and from time to time during the period when any shares are held in escrow, by a vote of Company Shareholders holding a majority interest in the Indemnification Escrow Shares held in escrow at such time evidenced by a writing executed by such majority Company Shareholders. The appointment of a new Indemnification Representative will be of no force or effect whatsoever upon Parent or the Escrow Agent or otherwise under this Agreement until three days after the later of the dates when Parent or the Escrow Agent is deemed to have received written notice of such appointment, which notice must include at least: (i) the identity and address of the new Indemnification Representative and a statement that such Indemnification Representative has been appointed by a vote of Company Shareholders holding a majority interest in the Indemnification Escrow Shares then held in escrow; (ii) the duly acknowledged signatures of each of the Company Shareholders voting for


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the new Indemnification Representative; and (iii) a statement that any non-signing Company Shareholder has been notified in writing of the appointment of the new Indemnification Representative. Parent and the Escrow Agent will be entitled to rely on any notice received in such form without conducting an investigation of the contents thereof.

        4.2 Right to Rely. Any action taken by, or notice or instruction received from, the Indemnification Representative will be deemed to be action by, or notice or instruction from, each and all of the Company Shareholders. Parent may and the Escrow Agent will disregard any notice or instruction received from any Company Shareholder other than the then-acting Indemnification Representative with regard to this Agreement prior to the Escrow Termination Date.

        4.3 Conduct of Indemnification Representative. The Indemnification Representative shall not suffer any liability or Loss for any act performed or omitted to be performed by him or her under this Agreement in the absence of gross negligence or willful misconduct. The Indemnification Representative may consult with counsel in connection with his or her duties hereunder and shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of counsel. The Indemnification Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall he or she be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Indemnification Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he or she in good faith believes to be genuine.

        4.4 Retention of Experts; Expenses. The Indemnification Representative shall be entitled to employ such legal counsel and other experts as he or she may deem necessary to advise him or her properly with respect to his or her rights and obligations hereunder and to evaluate Indemnification Claims and to pursue challenges to Indemnification Claims or to defend Third Party Claims. The reasonable expenses and fees of such counsel and experts, and any reasonable, documented out of pocket expenses which the Indemnification Representative incurs hereunder in relation to evaluating, challenging or contesting claims, shall be reimbursed by the Company Shareholders.

                                   ARTICLE V
                                  ESCROW AGENT

        5.1 Appointment. Parent, the Company, the Principal Shareholders and the Indemnification Representative hereby appoint ChaseMellon Shareholder Services L.L.C. ("ChaseMellon") to act as the Escrow Agent and ChaseMellon accepts such appointment. Parent shall promptly notify Escrow Agent as to the date of the Effective Time.

        5.2 Compensation and Expenses. The Escrow Agent shall be entitled to reasonable compensation for all services rendered and expenses incurred by it in the performance of its obligations hereunder. The Escrow Agent shall be entitled to employ such legal counsel and


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other experts as it may deem necessary to properly advise it in connection with its obligations hereunder, may rely on the advice of such counsel, shall not be liable for any action taken or omitted to be taken in reliance thereon, and may pay them reasonable compensation therefor. The Escrow Agent and such legal counsel's and other expert's fees and expenses shall be borne by Parent.

        5.3 Liability. The Escrow Agent shall not be liable for any diminution of value of the Indemnification Escrow Shares. The Escrow Agent shall have no authority to sell or otherwise dispose of or encumber the Indemnification Escrow Shares except as expressly provided herein. The duties of the Escrow Agent are purely ministerial in nature, and the Escrow Agent shall not incur any liability in the performance of its duties hereunder whatsoever, except for willful misconduct or gross negligence.

        5.4 Instructions. Notwithstanding any other provisions herein contained, the Escrow Agent may at all times act upon and in accordance with the joint written instructions of Parent and the Indemnification Representative. The Escrow Agent shall not be liable for any act done or omitted by it in accordance with such instructions or pursuant to the advice of counsel of its selection.

        5.5 Duties. The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Agreement and instructions given to the Escrow Agent pursuant to this Agreement, and the Escrow Agent shall neither be subject to, have any liability under, nor obligated to recognize, any other agreement between any or all of the parties hereto even though reference thereto may be made herein; provided, however, with the written consent of the Escrow Agent, this Agreement may be amended at any time by an instrument in writing signed by Parent and the Indemnification Representative. The Escrow Agent shall advise Parent and the Indemnification Representative from time to time, upon written request, as to (i) the number of Indemnification Escrow Shares represented by the certificate held by the Escrow Agent, and (ii) the number of Indemnification Escrow Shares distributed by the Escrow Agent to the Company Shareholders. The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees.

        5.6 Documents. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof, or for any lack of endorsement thereon, or for any description therein, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement of this Agreement, and the Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be signed by the proper party, person or entity.

        5.7 Right to Rely. The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any of the parties hereto or by any other person, firm or corporation, except only such notices or instructions as are herein expressly provided for in this Agreement and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery


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of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any of such events, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which the Escrow Agent is advised by legal counsel of its own choosing is binding upon it; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

        5.8 Resignation. The Escrow Agent may resign by giving twenty (20) days advance written notice to Parent and the Indemnification Representative and thereafter shall deliver the Indemnification Escrow Shares to such substitute escrow agent as Parent and the Indemnification Representative shall jointly direct in writing. If such direction to deliver to a substitute escrow agent is not received by the Escrow Agent within twenty (20) days after mailing such notice of resignation, it is unconditionally and irrevocably authorized, directed and empowered to file an interplea motion and deliver all items held by it to a court of competent jurisdiction.

        5.9 Indemnity. In consideration of its acceptance of the appointment as the Escrow Agent, the Parent agrees to indemnify and hold the Escrow Agent harmless as to and against any loss, liability or expense incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof (except as such liability may arise out of or be based upon the gross negligence or willful misconduct of the Escrow Agent), and to reimburse the Escrow Agent for all its reasonable expenses, including, among other things, counsel fees and court costs, incurred by reason of its position hereunder or actions taken pursuant hereto. The indemnity of this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Escrow Agreement.

        5.10 Termination. The obligations of the Escrow Agent shall terminate upon the disbursement of all of the Indemnification Escrow Shares. Notwithstanding any termination of this Escrow Agreement, the provisions of
Section 5.2 and Section 5.9 hereof shall survive such termination and remain in full force and effect.

                                   ARTICLE VI
                               DISPUTE RESOLUTION

        6.1 Submission of Disputes. Except as provided in Section 6.3, all disputes related to the obligations of all or any of the parties hereto under the provisions of this Agreement shall be submitted to, and settled by, arbitration in Seattle, Washington, in accordance with the Commercial Rules of the American Arbitration Association. The dispute shall be submitted to one arbitrator agreed to by the Indemnified Party and the Indemnifying Party. If the Indemnified Party and the Indemnifying Party cannot agree on one arbitrator, one arbitrator will be selected by each party, with the two selected arbitrators then selecting a third arbitrator.

        6.2 Fees, Expenses and Awards. The fees and expenses of the arbitration or arbitrators shall be paid by the Indemnifying Party unless the indemnification obligation is reduced to less than 80% of the amount in the related Notice of Claim and in such event the fees


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
and expenses shall be shared one-half by Indemnified Party and one-half by the Indemnifying Party. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the State of Washington for the purposes of the enforcement of any arbitration award.

        6.3 Disputes as to Duties of Escrow Agent. Any dispute which may arise with respect to the duties of the Escrow Agent hereunder shall be settled by the mutual agreement of the parties concerned. The Escrow Agent shall be under no duty to institute or defend any proceeding unless the subject of such proceeding is part of its duties hereunder. In the event adverse claims or demands are made upon any of the Indemnification Escrow Shares, or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, file a suit as interpleader in a court of appropriate jurisdiction, or refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such dispute shall continue or such doubt shall exist. The Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of appropriate jurisdiction, or (ii) all differences and doubt shall have been resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. The rights of the Escrow Agent under this
Section 6.3 are cumulative of all other rights which it may have by law or otherwise.

                                  ARTICLE VII
                                  MISCELLANEOUS

        7.1 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent or Merger Sub, to:

                   Data Dimensions, Inc.
                   One Bellevue Center, Suite 2100
                   411 - 108th Avenue NE
                   Bellevue, Washington  98004
                   Attention: Legal Department
                   Facsimile: 425-688-1099

With a copy to:

                   Garvey, Schubert & Barer
                   1191 Second Avenue, #1800
                   Seattle, Washington  98101-2939
                   Attention: Bruce A. Robertson
                   Facsimile: 206-464-0125

If to the Company, to:

                   ST Labs, Inc.
                   Sterling Plaza, 3rd Floor
                   3535 - 128th Avenue S.E.
                   Bellevue, Washington  98006
                   Attention: Tye V. Minckler
                   Facsimile: 425-974-0150

With a copy to:

                   Summit Law Group, PLLC
                   1501 Westlake Avenue North, Suite 300
                   Seattle, Washington  98109
                   Attention: Karen A. Andersen
                   Facsimile: 206-281-9882

If to the Principal Shareholders, to each of:

                   Robert Arnold, Jr.
                   1912 Shelton Court N.E.
                   Renton, WA  98056
                   Facsimile: 425-204-7759
and

                   Tye V. Minckler
                   10209 N.E. 29th Place
                   Bellevue, WA  98004
                   Facsimile: 425-974-0174

If to the Indemnification Representative:

                   Tye V. Minckler
                   10209 N.E. 29th Place
                   Bellevue, WA  98004
                   Facsimile: 425-974-0174

If to the Escrow Agent:

                   ChaseMellon Shareholder Services L.L.C.
                   520 Pike Street, Suite 1220
                   Seattle, Washington  98101
                   Attention:  Joseph S. Campbell
                   Facsimile: 206-674-3059


With a copy to:

                   ChaseMellon Shareholder Services, L.L.C.
                   85 Challenger Road
                   Ridgefield Park, NJ   07660
                   Attention:  General Counsel
                   Facsimile:  201-296-4004


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

        7.2 Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

        7.3 Entire Agreement; Assignment. This Agreement and the Merger Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise.

        7.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        7.5 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect, provided that enforcement of such other provisions in the absence of the invalid or unenforceable provisions does not deprive either the Company or Parent of the benefit of the bargain.

        7.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and same Agreement.

        7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, that the rights and duties of the Escrow Agent shall be governed by the laws of the State of New York.

        IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Principal Shareholders, the Indemnification Representative and the Escrow Agent have caused this Agreement to be signed by their respective officers thereunto duly authorized, and their respective seals to be affixed hereto, as of the date first written above.

                         DATA DIMENSIONS, INC.



                         By:_________________________________________
                         Title:______________________________________




                         DS ACQUISITION CORPORATION



                         By:_________________________________________
                         Title:______________________________________


                         ST LABS, INC.


                         By:_________________________________________
                         Title:______________________________________


                         ____________________________________________
                         ROBERT ARNOLD, JR.


                         ____________________________________________
                         TYE MINCKLER
                         Personally, and as Indemnification Representative

                         CHASEMELLON SHAREHOLDER SERVICES L.L.C.


                         By:_________________________________________
                         Title:______________________________________

                                 SPOUSAL CONSENT


        The undersigned are the spouses of the Principal Shareholders. Each of the undersigned acknowledges that she has read and clearly understands the provisions of this Agreement, and hereby expressly approves of and agrees to be bound by the provisions of this Agreement in its entirety, including but not limited to, those provisions relating to the indemnification of the Parent Parties pursuant to Sections 1.1(a) and 1.1(b) hereto.

Date: ___________________________________________       ______________________
                                                       [______________________]

Date:____________________________________________       ______________________
                                                       [______________________]